Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-53374, 333-105963, 333-127025 and 333-158018) and Form S-3 (333-106126, 333-117264, 333-143023, 333-151885, 333-158770 and 333-166777) of Evergreen Solar, Inc. of our report dated March 8, 2010, except with respect to our opinions on the consolidated financial statements insofar as it relates to the effects of the change in accounting for own-share lending agreements discussed in Note 2, as to which the date is August 11, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this current Form 8-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, MA
August 11, 2010